Exhibit 10.16

SOFTWARE TRANSFER AGREEMENT

This SOFTWARE TRANSFER AGREEMENT (this “Agreement”) is entered into as of April 7, 2019, by and between Swiss Interactive Software GmbH, a Swiss corporation with offices at Ave. Beauregard 12, 1700 Fribourg, Switzerland (“Swiss Interactive”), and Esports Entertainment Group, Inc., a Nevada corporation with its principal office at 170 Pater House, Psaila Street, Birkirkara, Malta, (“Esports Entertainment”) (Swiss Interactive and Esports Entertainment each, a “Party;” together, the “Parties”).

RECITALS

WHEREAS, Swiss Interactive is (with the exception of the rights in respect of the Third Party Software (as defined below)) the sole owner of all rights, title, and interest in and to the Transferred Software (as defined below);

WHEREAS, Swiss Interactive desires to transfer to Esports Entertainment in exchange for Esports Entertainment’s payment of the Transfer Fee, and Esports Entertainment has agreed to pay the Transfer Fee and (in consideration of such payment, to receive from Swiss Interactive, ownership of the Transferred Software;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1. Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

“Confidential Information” means any and all confidential information (whether in oral, written or electronic form) given including technical or other information imparted in confidence or disclosed by one party to the other or otherwise obtained by one party relating to the other’s business, finance or technology, know-how, intellectual property, assets, strategy, products and customers, including without limitation information relating to manufacturing or other processes, management, financial, marketing, technical and other arrangements or operations of any associate, person, firm, or organisation associated with that party. Without limitation to the foregoing, Confidential Information shall include this Agreement, its terms and the Parties intention to enter into the Transaction.

“Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

“Documentation” means any documentation relating to the Transferred Software in the possession or under the control of Swiss Interactive as at the date of this Agreement, photos, comments, to the code, graphics, logos, software, and source code set out in Exhibit A to this Agreement.

“Effective Date” means the date upon which the Qualified Offering is consummated.

“Intellectual Property Rights” means all past, present and future intellectual property or proprietary rights of any kind recognized in any country or jurisdiction in the world, in each case registered or unregistered, including, without limitation, in and to, arising out of, or associated with: (i) all United States and foreign patents and applications therefor, including provisional applications, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); and (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”).

“Initial Payment” means the sum of $1,360,000 plus VAT or any other applicable sales tax thereon.

“Open Source Software” means means any open source software or libraries or code licensed from time to time under any form of open source license, including the General Public License (as described by the Free Software Foundation and set out at http://www.opensource.org/docs/definition.php.

“Prior Grantee” means those third parties who have been granted a license to, or otherwise have a right, to the Transferred Software.

“Qualified Offering” means (i) any private placement offerings or one or more registered public offerings by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which Esports Entertainment receives proceeds in an amount greater than $6,000,000 in exchange for securities of Esports Entertainment, or (ii) any private placement offerings or one or more registered public offerings by Esports Entertainment under the Securities Act in connection with its listing onto a national securities exchange.

“Transfer Fee” means the sum of $1,700,000 excluding any VAT or other sales tax applicable to such sum.

“Third Party Software” means any Software that is a component of, or necessary to compile, the Transferred Software and that is either not owned by Swiss Interactive to which Swiss Interactive is restricted from transferring ownership to Esports Entertainment.

“Transaction” means the proposed assignment and transfer of (amongst other things) the Transferred Software, as contemplated by this Agreement.

“Transfer Documents” means the short form assignment set out in Exhibit B hereof, together with all other assignments, licenses, consents, documents or further instruments of transfer listed in that schedule.

“Transferred Confidential Information” means the Confidential Information in the possession or under the control of Swiss Interactive that relates solely to the Transferred Software, other than the Excluded Transferred Confidential Information.

“Transferred Intellectual Property Rights” means all Intellectual Property Rights in and to the Transferred Software.

“Transferred Software” means with the exception of the Third Party Software, the betting exchange and pool betting and other software which is described in Exhibit A to this Agreement and used by Esports Entertainment as at the Closing of this Agreement in connection with their online wagering platform.

1.2 Construction. For purposes of this Agreement, whenever the context requires:

(a) the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders;

(b) the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;”

(c) except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and

(d) the headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

SOFTWARE TRANSFER AND DELIVERY

2.1 Assignment. In consideration for Esports Entertainment’s payment of the Transfer Fee in accordance with Section 3.1 and Section 3.2 hereof, Swiss Interactive undertakes to grant, convey and assign with immediate effect on its receipt of payment of the Initial Payment all its rights in and to:

(a) the Transferred Software;

(b) the Transferred Intellectual Property Rights;

(c) the Transferred Confidential Information.

(together, the “Assigned Matters”) to be held and enjoyed by Esports Entertainment and its successors and assigns. Esports Entertainment hereby accepts the foregoing grants, conveyances and assignments.

2.2 Further Assurances. Swiss Interactive shall, following the Closing, take all reasonable actions, render such assistance and execute such documents as Esports Entertainment may reasonably request, at Esports Entertainment’s sole expense. Swiss Interactive will also (on Esports Entertainment’s request and at is sole cost) assist Esports Entertainment in filing and pursuing Malta Gaming Authority applications at Esports Entertainment’s expense.

2.3 Ownership. Without limiting the foregoing, upon the Closing, Esports Entertainment will have the right to commercialize, prepare and sell products based upon, license, sublicense, prepare derivative works from, and otherwise use and exploit the Transferred Software and Transferred Intellectual Property Rights, free of all liens and encumbrances.

2.4 Delivery. On the Closing Date, Swiss Interactive shall deliver to Esports Entertainment:

(a) the Transferred Software via FTP (File Transfer Protocol) download;

(b) an affirmation for Software product purchase by electronic transfer as set forth in Exhibit B; and

(c) the Transfer Documents.

2.5 Third Party Software. [License, delivery etc, procuring license to use the same as currently enjoyed]

No Assumed Liabilities. The Parties agree that Esports Entertainment shall not assume any of the liabilities of Swiss Interactive to third parties that are associated with the Transferred Software or the Transferred Intellectual Property Rights that have arisen prior to Closing, regardless of whether any such liabilities are determined or asserted after Closing has taken place.

ARTICLE III

TRANSFER FEE AND CLOSING

3.1 Purchase and Sate; Transfer Fee.

(a) Esports Entertainment shall pay the Transfer Fee in accordance with this Section 3.1 in consideration for Swiss Interactive’s undertaking to transfer and assign to Esports Interactive the Assigned Items in accordance with Section 2.1 hereof.

(b) Esports Entertainment shall pay to Swiss Interactive:

(i) the Initial Payment, on the Closing Date (as defined below); and

(ii) the Final Payment, not later than the date which is 90 days after the Closing Date (the “Final Payment Date”).

(c) Esports Entertainment shall make each payment set out as due to be made by it under this Section3.1 in cleared funds by electronic transfer to the following bank account, details of which are set out below:

Bank:

Account Number:

Sort Code:

IBAN:

Swift:

(d) The Transferred Software shall be sold, assigned and transferred to and purchased by Purchaser upon the Initial Payment Date, in consideration for the Initial Payment and the obligation to make the Final Payment.

3.2 Execution, Closing and Post Closing Obligations.

(a)	Upon execution and delivery of this Agreement, each of the parties shall deliver to the other party, the following:

(i)	this Agreement including any and all Exhibits and schedules related thereto; and

(ii)	all associated supporting documentation set out expressly as to be delivered by it on the signature of this Agreement,

properly executed by it or on it behalf.

(b) Without unreasonable delay following the Effective Date and in any event within 5 business days of its occurrence, Esports Entertainment shall notify Swiss Interactive in writing of the occurrence of the Effective Date, specifying the date upon which it wishes Closing to occur (the “Closing Date”), which shall be a date no later than 10 business days following the Effective Date. Following its receipt of Esports Entertainment’s notice give under this Section3.2(b)

(c)	on the Closing Date:

(i)	Esports Entertainment shall deliver to Swiss Interactive the Initial Payment in accordance with Section3.1(b)(i); and

(ii)	Swiss Interactive shall deliver to Esports Entertainment matters set out to be delivered by it to Esports Entertainment under Section2.4 of this Agreement, in accordance with that clause, together with the Transfer Documents.

(d)	On the Final Payment Date:

(i)	Esports Entertainment shall deliver to Swiss Interactive the Final Payment; and

(ii)	Swiss Interactive shall on Esports Entertainment’s reasonable request and sole cost do all such things and shall deliver all such documents and matters as may be in its possession or under its control and sign all such documents as may be reasonably necessary to complete the assignment and transfer of the Assigned Matters to Esports Entertainment.

(e) For purposes of this Agreement, ‘Closing’ shall be deemed to have taken place on each of the parties having performed its obligations set out in Section3.2(c) of this Agreement.

(f) Without prejudice to any other provision of this Agreement, in the event that the Effective Date does not take place prior to the date which is [6 months] after the date of this Agreement (the “Deadline Date”), then the Agreement shall terminate with immediate-effect on the Deadline Date and neither party shall have any further rights or obligations to the other party hereunder, notwithstanding the pre-existing Software License Agreement between the Parties.

3.3 Taxes.

(a) Payment of Taxes. Swiss Interactive shall be solely responsible for the payment of, and shall pay when due and indemnify Esports Entertainment against, all applicable federal and state taxes, including any use, excise or transfer taxes and other taxes associated with payments to Swiss Interactive under this Agreement (except for taxes assessed on Esports Entertainment’s net income and any sales, VAT or other tax applicable to the proposed transaction itself). The Parties shall cooperate and take all reasonable steps to reduce any transfer taxes associated with the transactions contemplated hereby.

(b) Post-Closing Tax Covenants.

(i) In the case of any personal property taxes (or other similar taxes) attributable to the Transferred Software, Swiss Interactive shall be responsible for tax returns which cover the taxable period through and until the Effective Date and, subject to the provisions of Section 3.3(b)(ii) Esports Entertainment shall be responsible for tax returns relating to the taxable period from the Effective Date forward.

(ii) To the extent relevant to the Transferred Software, each Party shall (at the other Party’s sole cost) (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes; and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to taxes.

ARTICLE IV

NON-COMPETE AND EXCLUSIVITY

4.1 Non-compete and (Non-Solicit). Commencing on the Closing Date and for twenty-four (24) months thereafter, Swiss Interactive shall not engage in developing on behalf of any other person or entity any software which is wholly or mainly designed for the purposes of competing with the Transferred Software for use in real money wagering on esports events, or which has features and / or functions which are similar to those of the Transferred Software and which compete with those of the Transferred Software for use in real money wagering on esports events. The Parties agree that such covenant is necessary to protect Esports Entertainment’s Trade Secrets in and to the Transferred Software and the value of Esports Entertainment’s investment in the Transferred Software

4.2 Non-Solicitation. Commencing on the Closing Date and for twenty-four (24) months thereafter, Swiss Interactive shall not, and shall cause its subsidiaries not to, (a) directly or indirectly, hire, engage or employ (as an employee, consultant or otherwise) any Esports Employee, contractors, or affiliates set forth on Exhibit A attached hereto (collectively, “Buyer Employees”), (b) through any director or officer of Swiss Interactive, directly or indirectly, solicit for employment or the engagement of services of any Buyer Employee or induce or attempt to induce any Buyer Employee to leave his or her employment with Esports Entertainment, or in any way intentionally interfere with the employment relationship between any Buyer Employee and Esports Entertainment or any Affiliate of Esports Entertainment, in each case for the purpose of employing or engaging the services of such Esports Employee or soliciting such Esports Employee to become an employee or consultant of Swiss Interactive or its subsidiaries or any other person.

4.3 Separate Covenants. The covenants contained in Section 4 will be construed as a series of separate covenants, one for each county, city, state and country of the geographic scope. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Sections 4.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

ARTICLE V

CONFIDENTIAL INFORMATION

5.1 Transferred Confidential Information. all Transferred Confidential Information shall become the sole property of Esports Entertainment on Closing, and Swiss Interactive shall have no further interest therein, unless Swiss Interactive . In the event that Swiss Interactive obtains notice that it has retained any Transferred Confidential Information following Closing, it shall upon Esports Entertainment’s request, promptly provide to Esports Entertainment all such Transferred Confidential Information.

5.2 Exclusions. Notwithstanding the provisions of Section 5.1, the Transferred Confidential Information shall exclude all Confidential Information that Swiss Interactive can demonstrate: (i) was independently developed by Swiss Interactive either: (A) without any use of Esports Entertainment’s Confidential Information; or (B) by Swiss Interactive’s employees or other agents (or independent contractors hired by Swiss Interactive) without use of Esports Entertainment’s Confidential Information (provided that this Section does not limit the terms of Section 4); (ii) becomes known to Swiss Interactive, without restriction, from a source other than Esports Entertainment that had a right to disclose it without breach of this Agreement; or (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of Swiss Interactive in breach of this Agreement.

5.3 Transferred Software. Notwithstanding anything in Sections 5.1 and 5.2, all Confidential Information which relates solely to the Transferred Software and any other non-public information which relates directly and solely to the Transferred Intellectual Property Rights shall be deemed as from Closing the Confidential Information of Esports Entertainment.

5.4 Confidentiality Obligation and retained Intellectual Property Rights.

(a)	As from the date of this Agreement, each Party shall maintain the confidentiality of the other party’s Confidential Information and shall not without the prior written consent of the other use, disclose, copy or modify the other party’s Confidential Information (or permit others to do so) other than:

(i)	as necessary for the performance of its rights and obligations under this Agreement;

(ii)	with the consent of the other Party; or

(iii)	as required by applicable law, by court or governmental or regulatory order to be disclosed provided that the relevant party, where possible, notifies the other party at the earliest opportunity before making any disclosure.

(b)	The provisions of this Section shall not apply to information which:

(i)	is or comes into the public domain through no fault of the recipient, its officers, employees. agents or contractors;

(ii)	is lawfully received by the recipient from a third party free of any obligation of confidence at the time of its disclosure; or

(iii)	is independently developed by the recipient, without access to or use of such information.

The obligations under this Section shall continue for a period of 24 months from Closing.

(c)	Without limiting the foregoing, each Party shall use at least the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the other Party’s Confidential Information. Each Party further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any of the other Party’s Confidential Information.

5.5	Confidentiality of Agreement.

(a)	Each Party agrees that the terms and conditions, and the existence, of this Agreement shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial advertising without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may disclose the terms and conditions of this Agreement: (i) to its legal counsel; (ii) as required by any court or other governmental body, or to the extent required by a recognized investment exchange; or (ii) as otherwise required by law.

5.6 Remedies. Unauthorized use by either Party of the other Party’s Confidential Information will diminish the value of such information. Therefore, a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party agrees and acknowledges that such Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

5.7 Required Disclosure. In the event that either Party believes that it will be compelled, or is compelled, by a court, administrative agency, or other governmental body to disclose the other Party’s Confidential Information, it shall, to the extent permitted under applicable law: (i) provide prompt notice thereof to the other Party so that the other Party make take steps to oppose such disclosure, and (ii) cooperate with the other Party’s reasonable attempts to oppose such disclosure, and (iii) at the sole cost of the other Party, use its reasonable efforts to obtain a protective order or otherwise prevent unrestricted or public disclosure of such information.

5.8 Public Announcements. Neither Party shall make any public announcement relating to this Agreement except upon the other Party’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the previous sentence, each Party acknowledges that either Party shall be entitled to withhold its consent to the other Party making a public announcement relating to this Agreement if the making of such public announcement would cause the relevant Party to be in breach of applicable law or the rules of a recognized investment exchange upon which its securities are listed.

5.9 Retained Intellectual Property Rights.

(a)	Except as expressly agreed above, no Intellectual Property Rights of either party are transferred or licensed as a result of this Agreement, Swiss Interactive shall have no ongoing right to use or license or otherwise encumber or exploit the Transferred Software or any other of the Assigned Matters or any part of any of them (or permit others to do so) following Closing.

(b)	Each Party shall be entitled to use in any way it deems fit any skills, techniques or know how acquired or developed or used in connection with the Transferred Software or otherwise in connection with this Agreement provided always that such skills, techniques or know how do not infringe the other party’s Intellectual Property Rights now or in the future or disclose or breach the confidentiality of the other party’s Confidential Information.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 General. Each Party represents and warrants to the other that: (i) such Party has the full right, power and authority to enter into this Agreement and fully perform its obligations hereunder; and (ii) the making of this Agreement and such Party’s performance of all its obligations hereunder is not prohibited by or in conflict with any agreement between such Party and any third party.

6.2 Warranty. Swiss Interactive represents and warrants to Esports Entertainment that, as of the date of this Agreement:

(a)	the Transferred Software and Transferred Intellectual Property Rights do not infringe any third party’s Intellectual Property Rights and Swiss Interactive is the sole and exclusive owner of the Transferred Software and Transferred Intellectual Property Rights;

(b)	it shall (subject to Esports Entertainment’s payment of the Initial Payment in accordance with Section 3.1 on Closing convey to Esports Entertainment all of its right, title and interest to the Transferred Software and Transferred Intellectual Property Rights, free and clear of all liens. mortgages, pledges, security interests, encumbrances or charges of any kind or description and upon Closing, it shall procure that Esports Entertainment is entitled to good title in the Transferred Software and Transferred Intellectual Property Rights;

(b) Exhibit C contains a complete, accurate list and description of all Third-Party Software and other technology of third parties included in the Transferred Software;

(c) Exhibit D contains a complete, accurate list and description of all Prior Grantees;

(d) it has not transferred ownership of, granted any exclusive license of or right to or authorized the retention of any exclusive rights to or joint ownership of, any Transferred Software;

(e) it has not permitted its rights in the Transferred Intellectual Property Rights to lapse or enter the public domain; and no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is or was Transferred Software or is incorporated into any Transferred Software;

(f) in each case in which Swiss Interactive has acquired any Transferred Software from any person, it has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Transferred Software and Transferred Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Swiss Interactive;

(g) it has no knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable;

(h) there is no action, suit, claim, proceeding or investigation of any nature, to Swiss Interactive’s knowledge, pending or threatened against Swiss Interactive relating to the Transferred Software or Transferred Intellectual Property Rights, nor is there any reasonable basis therefore.

(i) to Swiss Interactive’s knowledge, there is no investigation or other proceeding pending or threatened relating to the Transferred Software by or before any governmental entity, nor is there any reasonable basis therefor; and there are no judgments nor orders or decrees issued by any governmental entity, nor orders or decrees, citations, fines or penalties heretofore assessed against Swiss Interactive, affecting the Transferred Software under any foreign, federal, state or local law.

(j) the Transferred Software is free and clear of any liens or encumbrances;

(k) it is the exclusive owner of the Transferred Software and the Transferred Intellectual Property Rights;

(l) no Transferred Software or Transferred Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Swiss Interactive or may affect the validity, use or enforceability of such Transferred Software or Transferred Intellectual Property Rights by Esports Entertainment;

(m) following Closing, as far as Swiss Interactive is aware, Esports Entertainment will be permitted to exploit the Transferred Software to the same extent Swiss Interactive would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration to Swiss Interactive (but without prejudice to Esports Entertainment’s obligation to pay the Final Payment to Swiss Interactive in accordance with Section 3.1 hereof,

(n) to Swiss Interactive’s knowledge, no person is infringing any Transferred Intellectual Property Rights;

(o) it has taken all reasonable steps to protect Swiss Interactive’s rights in its Confidential Information and Trade Secrets within the Transferred Software; and

(p) neither the execution and delivery of this Agreement by Swiss Interactive, nor the consummation by Swiss Interactive of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to, any governmental or regulatory authority under any law of the United States, any state or any political subdivision thereof applicable to Swiss Interactive, (ii) violate any statute, law, ordinance, rule or regulation of the United States, any state or any political subdivision thereof, or any judgment, order, writ, decree or injunction applicable to Swiss Interactive or any of Swiss Interactive’s properties or assets, the violation of which would have a material adverse effect upon Swiss Interactive, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which Swiss Interactive or any of Swiss Interactive’s properties or assets may be bound which would have a material adverse effect upon Seller

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Swiss Interactive. Subject always to Esports Entertainment’s performance of its obligations under Section 7.2, Swiss Interactive shall indemnify and hold harmless Esports Entertainment and its officers, directors, and employees from and against any and all:

(a)	any harm or damages incurred by Esports Entertainment that may arise from claims against the Transferred Software or Swiss Interactive prior to Esports Entertainment’s acquisition of the Transferred Software under this Agreement.

7.2 Conditions to Indemnification. Swiss Interactive’s obligation to indemnify Esports Entertainment under Section 7.1 shall be subject to Esports Entertainment:

(a)	providing Swiss Interactive with prompt and full written notice of any third party claim for which it requires indemnification under Section 7.1 (“Relevant Claim”), setting out full details of the applicable Relevant Claim;

(b)	not making any admission of liability nor agreeing any settlement or compromise of an applicable Relevant Claim without the prior written consent of Swiss Interactive (which shall not be unreasonably withheld or delayed);

(c)	permitting Swiss Interactive at its request and own expense have conduct of the settlement of all negotiations and litigation in respect of the applicable Relevant Claim;

(d)	providing Swiss Interactive with proper and full information and its prompt and reasonable assistance in relation to the defense, negotiation and/or settle any such Relevant Claim; and

(e)	not having prior to the applicable Relevant Claim arising amended or otherwise modified the Transferred Software with the effect that it infringes third party Intellectual Property Rights or otherwise causes the Transferred Software to breach the Warranties.

7.3 Mitigation: In respect of any indemnity given by either party under this Agreement, the Party which receives the benefit of the indemnity shall take all reasonable steps so as to reduce or mitigate the loss covered by the indemnity.

7.4 Infringement. If Esports Entertainment receives notice of a claim that any of the Transferred Software or Work Product as delivered by Swiss Interactive to Esports Entertainment hereunder infringes any third party’s intellectual property rights, or if Esports Entertainment reasonably believes that such a claim may occur, Esports Entertainment shall notify Swiss Interactive. In the event of the foregoing or if Swiss Interactive reasonably believes that such a claim may occur, Swiss Interactive shall, with Esports Entertainment’s written consent (which shall not be unreasonably withheld, conditioned or delayed), either: (i) procure for Esports Entertainment the right to continue to exercise the rights to such Transferred Software granted to Esports Entertainment under this Agreement; or (ii) provide Esports Entertainment with alternative non-infringing technology with substantially equivalent functionality.

7.5 Limitations and Exclusions of Liability.

(a)	Modifications: Swiss Interactive shall have no liability hereunder, with respect to any claim or damages to the extent arising from or relating to:

(i)	any modification made to the Transferred Software by a party other than Swiss Interactive, if such infringement would not have occurred but for such modification; or

(ii)	any combination of the Transferred Software by Swiss Interactive hereunder with Transferred Software, hardware or other technology or materials supplied by anyone other than Swiss Interactive, if such infringement or misappropriation would not have occurred but for such combination.

(b)	Performance: Esports Entertainment acknowledges and agrees that:

(i)	Swiss Interactive is not and cannot be aware of the extent of any potential loss or damage to Esports Entertainment resulting from any failure of the Transferred Software or any failure by Swiss Interactive to discharge its obligations under this Agreement:

(ii)	Swiss Interactive does not warrant or represent that the Transferred Software shall be:

(A)	uninterrupted or error free; and

(B)	compatible with other software or equipment; and

(iii)	no warranties are given in relation to any Third-Party Software or Open Source Software.

(iv)	Swiss Interactive agrees to, at its own expense and on a best efforts basis, remedy any errors in the Transferred Software that are detected by Esports Entertainment for a period of up to six months after the Closing.

(c)	Limitations: In no event shall the aggregate liability of any Party to the other (whether in contract, tort (including negligence) or otherwise) and in respect of all claims, losses and damages arising under or in connection with this Agreement exceed:

(i)	$100,000 in respect of any one claim or series of related claims; and

(ii)	provided that this shall be subject to an overall limit of $1,360,000 in respect of any and all claims, losses and damages arising under or in connection with this Agreement.

(d)	Exclusions: Neither Party’s liability to the other in contract, tort (including negligence), for misrepresentation (whether innocent or negligent), for breach of statutory duty or otherwise arising out of or in connection with this Agreement shall not extend to any loss of profits, business opportunity, goodwill, data anticipated savings or any special, indirect or consequential loss or damage whatsoever, even if foreseeable or if Swiss Interactive has been advised of the possibility of such damage.

(e)	Time Limitation:

(i)	Esports Entertainment shall not bring a claim against Swiss Interactive for breach of the Warranties or in respect of Swiss Interactive’s breach of any other provision of this Agreement (including for the avoidance of doubt a claim under the Warranties) unless written notice has been given to Swiss Interactive 5 days after Esports Entertainment becomes aware of the grounds for a claim, and in any event, on or before the date which is 18 (eighteen) calendar months after Closing (the “Claim Date”), providing details of the nature of the claim in reasonably sufficient detail and, so far as practicable, the amount claimed.

(ii)	Any claim referred to in Section 7.4(e)(i) above shall become fully barred and unenforceable on the Claim Date unless proceedings in respect of that claim have been commenced. For this purpose proceedings shall not be deemed to have been commenced unless they have been issued and served upon Swiss Interactive.

(f)	Specific Limitations: Esports Entertainment shall not be able to bring a claim against Swiss Interactive if and to the extent that:

(i)	the breach on which the claim is based occurs as a result of any legislation not in force at the date of this Agreement taking effect retrospectively, any increase in the rates of taxation in force at that date or as a consequence of a change in the interpretation of the law in any jurisdiction after the date of this Agreement;

(ii)	the breach on which the claim is based would not have arisen but for any voluntary act, omission, transaction or arrangement by or with Esports Entertainment or any person connected with Esports Entertainment after Closing otherwise than in the ordinary course of conducting its business which Esports Entertainment knew or ought reasonably to have known could give rise to a claim;

(g)	Disclosure: No claim shall be made by Esports Entertainment in respect of Swiss Interactive’s breach of the Warranties or under the indemnities set out in Section7.1 if Esports Entertainment has actual, constructive or imputed knowledge of the fact, omission, circumstance or occurrence.

(h)	Nature and Scope of Limitations

(i)	The parties agree that the limitations on liability in this Agreement are fundamental to the Agreement and are reasonable given their respective commercial positions and ability to purchase relevant insurance in respect of risks under this Agreement. Esports Entertainment acknowledges that Swiss Interactive would not provide the Transferred Software to Esports Entertainment without such limitations.

(ii)	Notwithstanding any other aspect of this Section 7.4, neither Party excludes or limits any liability for:

(A)	personal injury (including sickness and death) to the extent that such injury results from the negligence or wilful default of a party or its employees; or

(B)	fraud or fraudulent misrepresentation; or

(C)	any breach of any obligations implied by section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods and Services Act 1982; or

(D)	any other liability to the extent the same cannot be excluded or limited by law.

ARTICLE VIII

GENERAL

8.1 Expenses. Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees): (i) incurred in negotiating and consummating the transactions contemplated hereby; and (ii) for maintaining and perfecting the rights granted to such Party hereunder. including costs for recordation of documents, registration of rights and payment of government fees incurred after Closing.

8.2 No Agency. Each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.

8.3 Attorneys’ Fees. if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the Parties shall each pay their own costs.

8.4 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party may have specified in a written notice given to the other Party):

If to Esports Entertainment:

Address:

Esports Entertainment Group, Inc.

170 Pater House, Psaila Street

Birkirkara, Malta

Email Address: grant@esportsentertainmentgroup.com

If to Swiss Interactive:

Address:

Swiss Interactive Software GmbH

Ave. Beauregard 12

1700 Fribourg, Switzerland

Email Address: yan@swissbet.com

8.5 Governing Law. This letter agreement is governed by, and interpreted in accordance with, the laws of the State of Nevada without regard to conflict of laws principles.

8.6 Forum and Venue. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of, the Courts of Nevada.

8.7 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement either Party’s breach of confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief to protect such Party’s rights under this Agreement in addition to any and all remedies available at law.

8.8 Waiver. No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(a) No Party shall he deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

8.9 Assignment. Esports Entertainment may assign all of its assets and other rights acquired hereunder (but not its obligations) in their entirety and in whole, and in part, provided the successor agrees in writing to be bound by all of the obligations set forth in this Agreement in the same manner as Esports Entertainment and such assignment or transfer does not serve to increase the liability of Swiss Interactive under this Agreement. Swiss Interactive shall have no right to assign or transfer this Agreement, or any of its rights hereunder, without the prior permission of Esports Entertainment, which may be granted or withheld at Esports Entertainment’s sole discretion. Any assignment in violation of this Section 8.9 is null and void.

8.10 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

8.11 Entire Agreement. This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

8.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Swiss Interactive and Esports Entertainment.

8.13 Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

8.14 Waiver; Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any o f the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

Swiss Interactive software GmbH.		Esports Entertainment Group, Inc.

By:	/s/ Yan Rozum	By:	/s/ Grant Johnson
Name:	Yan Rozum	Name:	Grant Johnson
Title:	Director	Title:	Chief Executive Officer

EXHIBIT A

Transferred Software and Delivery

TRANSFERRED SOFTWARE:

The betting exchange and pool betting software currently used by Esports Entertainment on www.vie.gg as at the date of the Closing:

(i)	Wagering Platform

a.	Player management module

b.	Payments and transaction module

c.	Bets module

d.	CMS module

e.	Desktop and mobile browser-based application for wagering platform

(ii)	Betting Exchange Platform

a.	Exchange events creation module

b.	Exchange events settlement module

c.	Automatic data importer from Sportsradar AG data supplier

d.	Desktop and mobile browser-based application for betting exchange platform

(iii)	Pool Betting Platform

a.	Pool betting events creation module

b.	Pool betting settlement module

c.	Automatic data importer from Abiosgaming.com data supplier

d.	Desktop and mobile browser-based application for pool betting platform

DELIVERY: On the Effective Date, Swiss Interactive shall make the Transferred Software and any related documentation or other Transferred Software available at an agreed upon secure Web site for FTP (File Transfer Protocol) download to Esports Entertainment’s facility.

EXHIBIT B

Affirmation for Software Product Purchase by Electronic Transfer

The undersigned hereby affirm the following to be true:

On the 4th day of November 2019, the following software products were delivered to Esports Entertainment Group, Inc. (“Esports Entertainment”) at Malta via electronic transfer:

a. Proof Positive Transferred Software as more fully described in the Software Transfer of Agreement between

Esports Entertainment and Swiss Interactive dated 4th November, 2019.

Electronic Transmission via Remote Telecommunication delivery.

The software products were transferred to Esports Entertainment by telecommunications or via Internet download to Esports Entertainment’s computer.

Esports Entertainment warrants that, at no time during or after installation of this software product(s) did any employee of Esports Entertainment come into possession of any of the computer media utilized during installation.

Esports Entertainment warrants that Esports Entertainment has neither retained nor has any access to “back-up” or “just in case” copies of the installed software.

No escrow or other holding of a master copy of the purchased software exists.

Affirmed this dated 4th November, 2019.

(Esports Entertainment employee)	(Swiss Interactive employee or authorized representative)

All parties: Please retain a copy of this document for your files.

EXHIBIT C

Third Party Software

THIRD PARTY SOFTWARE:

Wagering Platform: Go, Elixir, Rabbit, Sentry, Graylog, Postgres, PI-1P 7.3, Symfony, Doctrine, Redis

Front end libraries: alertify js, axios, camelize, classnames, debug, js-cookie, ramda, react, react-async-script, react-datetime„ react-dom, react-forma, react-google-recaptcha, react-modal, react-redux, react-router, react-router-active-component, react-router-redux, redux, redux-ac, redux-form, redux-logger, redux-promise, redux-thank, store, yup, babel-cli, babel-core, babel-eslint, babel-loader, babel-plugin-ramda, babel-plugin-react-transform, babel-plugin-transform-react-constant-elements, babel-plugin-transform-react-remove-prop-types, babel-plugin-transform-runtime, babel-preset-es2015, babel-preset-es2015-native-modules, babel-preset-react, babel-preset-stage-0, babel-register, babel-runtime, better-npm-run, copy-webpack-plugin, css-loader, cssnano, eslint, eslint-config-standard, eslint-config-standard-react, eslint-loader, eslint-plugin-babel, eslint-plugin-promise, eslint-plugin-react, eslintplugin-standard, estraverse-fb, extract-text-webpack-plugin, file-loader, fs-extra, html-webpack-plugin, imports-loader, isparta-loader, json-loader, koa, koa-connect-history-api-fallback, koa-convert, koa-proxy, koa-static, less, less-loader, nodemon, postcss-loader, react-addons-test-utils, react-transform-catch-errors, react-transform-hmr, redbox-react, redux-devtools, redux-devtools-dock-monitor, redux-devtools-log-monitor, rimraf, shipit-cli, deploy, style-loader, url-loader, webpack, webpack-dev-middleware, webpack-hot-middleware, yargs

EXHIBIT D

Prior Grantees

PRIOR GRANTEES: None